Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF

THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

Spero Therapeutics, Inc. (the “Company” or “we”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DESCRIPTION OF COMMON STOCK

We are authorized to issue 120,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2022, we had 52,456,195 shares of common stock outstanding.

The following description of our common stock is a summary and does not purport to be complete. You should refer to our amended and restated certificate of incorporation, as amended, which we refer to as our amended and restated certificate of incorporation, and our amended and restated bylaws, both of which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K of which this exhibit is a part. The summary below is also qualified by provisions of applicable law.

General

We are authorized to issue one class of common stock. Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that are currently designated and issued or that we may designate and issue in the future. Except as described under “Certain Provisions of Delaware Law and of the Company’s Certificate of Incorporation and Bylaws-Anti-Takeover Provisions” below, a majority vote of the holders of common stock is generally required to take action under our amended and restated certificate of incorporation and amended and restated bylaws.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Stock Exchange Listing

Our common stock is listed for quotation on The Nasdaq Global Select Market under the symbol “SPRO.”

CERTAIN PROVISIONS OF DELAWARE LAW AND

OF THE COMPANY’S CERTIFICATE OF INCORPORATION AND BYLAWS

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us and the “interested stockholder” and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

Charter Documents

In accordance with our amended and restated certificate of incorporation, our board is divided into three classes serving three-year terms, with one class being elected each year. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of the our board of directors until the second annual stockholders meeting following the date the acquirer obtains the controlling stock interest. Our classified board provision could also discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Our amended and restated certificate of incorporation also provides that directors may be removed only for cause and then only by the affirmative vote of the holders of 75% or more of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum.

As required by the Delaware General Corporation Law, any amendment of our amended and restated certificate of incorporation must first be approved by a majority of our board of directors and, if required by law or our amended and restated certificate of incorporation, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability, exclusive jurisdiction of Delaware Courts and the amendment of our amended and restated bylaws and amended and restated certificate of incorporation must be approved by not less than 75% of the outstanding shares entitled to vote on the amendment, and not less than 75% of the outstanding shares of each class entitled to vote thereon as a class. Our amended and restated bylaws may be amended by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in our amended and restated bylaws; and may also be amended by the affirmative vote of at least 75% of the outstanding shares entitled to vote on the amendment, or, if our board of directors recommends that the stockholders approve the amendment, by the affirmative vote of the majority of the outstanding shares entitled to vote on the amendment, in each case voting together as a single class. These provisions could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could delay changes in management.

Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 90 days or more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The notice must contain certain information specified in our amended and restated bylaws. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Our amended and restated bylaws provide that only the board of directors, the chairman of the board of directors or the chief executive officer may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our amended and restated bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting. The restriction on the ability of our stockholders to call a special meeting means that a proposal to replace one or more directors on our board of directors also could be delayed until the next annual meeting.

Our amended and restated certificate of incorporation also provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting. Without the availability of stockholder action by written consent, a holder controlling a majority of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a stockholders’ meeting.